EXHIBIT 99.1

 Rogers Corp. Celebrates Grand Opening of Rogers Technologies Suzhou
                           Company in China

    ROGERS, Conn.--(BUSINESS WIRE)--May 26, 2004--Rogers Corporation (NYSE:ROG) today celebrated the grand opening of Rogers Technologies Suzhou Company Ltd (RSZ), a wholly owned subsidiary, located in Suzhou, People's Republic of China. The celebration was initially postponed due to the SARS outbreak in early 2003.
    Rogers opened its first Suzhou facility in October 2002, adding manufacturing capability for the ENDUR(R) roller product line, which serves the imaging and computer markets. It has also begun processing high-frequency laminate circuit materials for use in communications applications. The second facility, opened in 2003, houses manufacturing operations for Nitrophyl(R) floats, which serve the transportation and liquid propane markets.
    The company will complete construction of a third facility in June 2004, and will begin construction of the fourth facility in July. These facilities will bring the total manufacturing space to over 25,000 square meters.
    Robert D. Wachob, President and CEO, commented at the ceremony, "These are and will continue to be exciting times for Rogers as our growth quickens. Three years from now, we expect more than 50% of our sales will be in Asia. One of our strategies has been to think globally, but act and supply locally. Today we are realizing that goal."
    Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high-performance specialty materials, which serve a diverse range of markets including: wireless communications, computers and networking, imaging, transportation and consumer. Rogers operates manufacturing facilities in Connecticut, Arizona, and Illinois in the U.S., in Gent, Belgium, in Suzhou, China, and in Hwasung City, Korea. Sales offices are located in Japan, Hong Kong, Taiwan, Korea, China, and Singapore.

    Safe Harbor Statement

    Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements which should be considered as subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2003 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements.

    CONTACT: Rogers Corporation
             Edward J. Joyce, 860-774-5705
             Fax: 860-779-5509
             edward.joyce@rogerscorporation.com
             http://www.rogerscorporation.com